Exhibit 10.27
AGREEMENT FOR PROJECT STAFFING SERVICES
BETWEEN IMMEDIATEK, INC. & HDNET FIGHTS, INC.
     THIS AGREEMENT FOR PROJECT STAFFING SERVICES (the “Agreement”) is entered into by and between Immediatek, Inc. (“Consultant”) and HDNet Fights, Inc., 320 S. Walton Street, Dallas, TX 75226 (“Client”).
     Consultant agrees to use its best effort to supply Client with information technology consulting personnel to perform computer software programming, system analysis, design, project management, consulting and/or education and training (the “Services”) and Client desires to utilize the Services of Consultant under the following terms and conditions:
1.	Fees. The hourly rates for Services will be established for each of Consultant’s personnel providing Services under this Agreement. Unless otherwise agreed in writing , the billing rate for Consultant’s personnel will be $50 per hour.
2.	Payments. On the 1st day of the month following each month in which the Services have been provided, Consultant’s personnel will submit a time sheet showing the hours worked each day of the prior month to an authorized member of Client’s management for approval. Consultant must be informed within ten (10) days of receipt of an invoice of any disputes or discrepancies with Services related to the invoice. Otherwise, all invoices will be considered accurate and payable after twenty days. When an invoice is outstanding over forty-five (45) days, Consultant may suspend work on any new projects or personnel searches. Invoices more than forty-five (45) days old are subject to collection by an attorney and are subject to a finance charge of the lower of one and one-half percent per month or the highest amount allowed by law. Any attorney’s fees, court costs or other collection expenses incurred by Consultant during the collection process will be payable by the Client.
3.	Quality. All Services will be performed by Consultant’s personnel in a professional manner and will be of the highest quality. All Services provided are subject to final approval by an agent or authorized management of Client.
4.	Travel And Expenses. Travel related expenses will be billed by Consultant to Client based upon actual cost and will be subject to Client’s Travel and Expense policies. The Client must approve all travel in advance.
5.	Waiver. Failure to invoke any right, condition, or covenant in the Agreement by either party to this Agreement shall not be deemed to imply or constitute a waiver of any right, condition or covenant.

6.	Relationship of the Parties. Consultant and its personnel shall be independent contractors of the Client and at all times shall identify themselves as independent contractors for the Client and shall not hold themselves out as officers, directors, partners, employees or agents of the Client, except as authorized in writing by the Client. Under no circumstances shall Consultant or its personnel look to the Client as their employer, or as a partner, joint venturer, agent or principal. Neither Consultant nor any of its personnel, employees or agents shall be entitled to any benefits afforded to the Client’s employees, including, without limitation, worker’s compensation, disability insurance, vacation or sick pay. Nothing contained in this Agreement shall provide Consultant or its personnel with the power or authority to bind the Client to any contract, agreement or arrangement with any person, except with the prior written approval of the Client.
[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Agreement on the 28th day of February, 2008, to be effective as of January 1, 2008.

CLIENT:	HDNET FIGHTS, INC.

By:

/s/ Martin Woodall Signature

President

Title

CONSULTANT:	IMMEDIATEK, INC.

By:

/s/ Darin Divinia Signature

President

Title